Filed Pursuant to Rules 424(b)(3) and 424(c)
                             Registration No. 333-43988

   NINTH PROSPECTUS SUPPLEMENT DATED JANUARY 5, 2001
       (to prospectus dated September 12, 2000)

                     $551,450,000

                        KOHL'S

Liquid Yield OptionT Notes (Zero Coupon - Subordinated) due 2020
                          and
The Common Stock Issuable Upon Conversion of the LYONs


              SELLING SECURITYHOLDERS(6)

     The following represents updated information regarding the selling securityholders listed on the table on pages 26-34 of the prospectus dated September 12, 2000.

                                                     Number of
                    Principal Amount at              Shares of
                     Maturity of LYONs  Percentage  Common Stock Percentage of
                    Beneficially Owned   of LYONs   That May Be   Common Stock
 Name and Address    That May Be Sold   Outstanding   Sold(1)    Outstanding(2)

Goldman Sachs and
Company                $ 5,825,000         1.06%      41,683           *
 180 Maiden Ln.,
 41st Fl.
 New York, NY  10038

*Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of 7.156 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs.
     However, we did not assume the conversion of any other holder's LYONs.

(6) Total principal amount of selling securityholders listed is more than $551,450,000 because certain of the selling securityholders may have transferred
     LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $551,450,000.

(7) As of the date of this supplement, $5,700,000 of the $5,825,000 principal amount has been sold.